J.P. Galda & Co.

Attorneys-at-Law

1055 Westlakes Dr., Suite 300

Berwyn, Pennsylvania 19312

Telephone: 215-815-1534

27 March 2017

XFit Brands, Inc.

25731 Commercentre Drive

Lake Forest, CA 92630

Dear Sirs/Mesdames,

Re:	Registration on Form S-1

We have acted as counsel to XFit Brands, Inc., a corporation incorporated under the laws of the State of Nevada (the “Corporation”), in connection with a Registration Statement on Form S-1, SEC File Number 333-214045 (the “Registration Statement”) relating to the registration with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 13,765,962 shares of common stock of the Corporation, par value $0.0001 per share (the “Common Shares”), to be sold as provided in the form of Prospectus included as part of the Registration Statement (the “Offering”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of the opinions set forth below.

In rendering the opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Corporation and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the (i) 9,982,067 Shares of Common Stock to be registered as covered by the Registration Statement, when issued and sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable and (ii) 3,783,895 Common Shares to be issued pursuant to the Corporation’s currently outstanding warrants, when exercised in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours

/s/ Joseph P. Galda